EXHIBIT 99.1

Analog Devices Announces $1 Billion Increase to Share Repurchase Program

    NORWOOD, Mass.--(BUSINESS WIRE)--June 7, 2007--Analog Devices, Inc. (NYSE: ADI) today announced that its Board of Directors has authorized the repurchase of an additional $1 billion of ADI common stock, which brings the total funds currently available to approximately $1.4 billion. From the commencement of the Company's repurchase program in fiscal year 2004 through today, the Company has repurchased approximately $2.6 billion, or approximately 20%, of its shares outstanding. This includes approximately $196 million repurchased during the third quarter of fiscal 2007, which began May 6, 2007. The authorization announced today brings the total amount of the Company's repurchase program to $4 billion. Under the program, the Company may repurchase shares from time to time on the open market or in privately negotiated transactions. ADI management will determine the timing and amount of shares repurchased.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995:

    This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected share repurchases that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about Analog Devices and the industry and markets in which we operate. The statements contained in this release are not guarantees of future performance, are inherently uncertain, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets, adverse results in litigation matters, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission.

    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com